EXHIBIT 99.1

DK Sinopharma, Inc. Launches New Corporate Website www.dksinopharma.com

Press Release Source: DK Sinopharma, Inc. On Monday July 26, 2010, 11:50 am EDT

XI’AN, China--(BUSINESS WIRE)--DK Sinopharma, Inc. (OTC Bulletin Board: DKSP - News) ("DK Sinopharma" or the "Company"), one of China’s leading manufacturers and distributors of prescription and over-the-counter pharmaceuticals and traditional Chinese medicines, is pleased to announce the launch of its new corporate website: www.dksinopharma.com.

The newly designed corporate website at www.dksinopharma.com offers users comprehensive in-depth information on DKSP’s corporate profile, management, products, and investor information. This new website will be of great interest not only to DKSP’s existing shareholders, but also to prospective investors and the investment community in general.

“DK Sinopharma, Inc. is committed to strengthening communication with our existing shareholders and prospective investors, and our new corporate website is designed with this in mind. It is our expectation that with its user-friendly design, our new corporate website will be instrumental in providing an effective platform for the dissemination of news, updates, webcasts, and pertinent shareholder and investor relations information concerning the company. As our company grows, we will continue to update our corporate website with features and content that help our audience learn more about what we do and the value we create for our stakeholders,” stated Professor Dongke Zhao, President, Chief Executive Officer and Chairman of DK Sinopharma, Inc.

Highlights of the newly designed DKSP website include the following features and content:

●	Functional interface: DKSP’s website was designed to provide ease of use, featuring a multi-level navigation that allows users to quickly access the content that is of interest to them.

●	Company Profile: includes China pharmaceutical industry overview, DKSP’s company history, and operations overview.

●	Management: profiles of the company’s Directors and Executive Officers.

●	Products: DKSP’s current product line is detailed in this section and we also provide an overview of the Company’s marketing strategies.

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Investor Relations: in this section DKSP provides information for existing shareholders, prospective investors, and the investment community in general. This includes DKSP’s stock quote and data, SEC filings, news releases, webcasts, analyst reports, FAQs, and other information.

●	E-Mail Alert sign-up: DKSP website visitors can also sign up on the homepage to receive the latest company news, updates and announcements directly from the Company via email.

About DK Sinopharma, Inc.

DK Sinopharma, Inc. has its headquarters in Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases. Through the Company’s operating entity, Yangling Dongke Maidisen Pharmaceutical Co. Ltd., the Company currently manufactures 38 pharmaceutical products in the form of capsules, tablets, granules, semisolid ointment, powder, ointment, and paste ointment. We focus on varying diseases relating to respiratory system, digestive system, cardio-cerebral vascular system, antineoplastic, bone diseases-modifying antirheumatic, gynecological, and refill nutrition, among others. Yangling Dongke Maidisen Pharmaceutical Co. Ltd.’s manufacturing facilities are based in the City of Yangling in Shaanxi Province. Revenue was $6,916,792 and Net Income was $1,979,461 for the three months ended March 31, 2010. Shareholders’ Equity was $18,814,236 and Total Assets were $27,913,273 as at March 31, 2010. For more information see our website at http://www.dksinopharma.com.

DK Sinopharma, Inc.

Mr. Dongke Zhao, President and Chief Executive Officer
Ms. Yanhong Ren, Chief Financial Officer
Ms. Emily Zhang, Vice President Corporate Communications
Dongxing Building, 4th Floor, No.1 Xinke Road
Xi’an City, Shaanxi Province, PRC
Phone: 86-29-8224-7500
Email: ir@dksinopharma.com

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contact:
DK Sinopharma, Inc.
Mr. Dongke Zhao, President and Chief Executive Officer
Ms. Yanhong Ren, Chief Financial Officer
Ms. Emily Zhang, Vice President Corporate Communications
Phone: 86-29-8224-7500
Email: ir@dksinopharma.com

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